Exhibit 99.2

Final Transcript

Customer: Seacoast Banking Corporation

Call Title: First Quarter Earnings Call

Confirmation Number: 46726655

Host: Dennis S. Hudson

Date: April 27, 2018

Time/Time Zone: 9:00 am Central Time

SPEAKERS

Dennis Hudson – Chairman and Chief Executive Officer

Charles Shaffer – Chief Financial Officer

Charles Cross – Executive Vice President and Commercial Banking Executive

ANALYSTS

David Feaster – Raymond James

Peter – Sandler O’Neill

Zach Weiss – B. Riley FBR

Michael Young – SunTrust

PRESENTATION

Operator: Welcome to the Seacoast First Quarter Earnings Conference Call. My name is Christine, and I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. [Operator instructions].

Before we begin, I have been asked to direct your attention to the statement contained at the end of the press release regarding forward-looking statements. Seacoast will be discussing issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act, and their comments today are intended to be covered within the meaning of that Act. Please note that this conference is being recorded.

I will now turn the call over to Mr. Dennis Hudson, Chairman and CEO, Seacoast Bank. Mr. Dennis Hudson, you may begin.

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Dennis Hudson: Thank you, operator, and good morning, and thank you, everybody, for joining us today. Our press release, which was sent out yesterday after the market closed and our investor presentation can be found on the Investor portion of our website under the title Presentations.

With us today is Chuck Shaffer, our Chief Financial Officer, who is going to discuss our financial and operating results. Also, with us today, Julie Kleffel, our Community Banking Executive; Chuck Cross, our Commercial Banking Executive; David Houdeshell, our Chief Risk Officer; and Jeff Lee, our Chief Marketing and Analytics Officer.

Our first quarter results demonstrate that we’re off to a great start in 2018. We achieved strong financial and operating performance across the organization, which positions us well for sustained growth and value creation throughout this year. During the first quarter, we grew adjusted net revenue by 29% year-over-year to $62.1 million, and achieved adjusted net income of $19.3 million, up 88% from last year.

We reported $0.40 in adjusted earnings per share, an increase of 54% year-over-year, driven by record consumer and small business origination, strong deposit growth, and net interest margin expansion. Our success is due to many factors. But I want to call out the outstanding execution of our balanced growth strategy by our associates. I mentioned their exceptional performance in our last call in the wake of Hurricane Irma. Our people continue to execute with great focus and intensity on serving our customers to achieve our strategic objectives. As they completed our three recent integrations and grow our footprint, our associates live our values every day. On behalf of all shareholders, I want to thank them for their efforts.

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At our Investor Day early last year in February, we laid out a comprehensive model for how we will continue the transformation to create shareholder value. Since then, we made significant progress in achieving our Vision 2020 objectives by improving how we sell and taking structural costs out of the organization. Our investments since 2015 have been designed to give us a deeper understanding of our customers and how to best meet their needs. By using analytics and marketing automation to understand and serve our customers better, we have not only reduced the cost of high-quality service, but we have grown the customer lifetime value giving us a strategy for achieving our objectives that frankly is unlike most of our peers.

Other foundational elements, including our commitment to high credit quality and to preserving the granularity and diversity of our loan portfolio, supporting our below average industry risk profile remain critical to our strategy. Following this approach has laid a foundation of strong fundamentals. These foundational elements were evident in the first quarter.

Organic deposit growth was strong led by noninterest bearing deposits. In fact, we recorded our best ever month in customer acquisitions in March showing our ability to continue to grow customers and deposits organically. As I mentioned, we posted strong organic loan growth and our pipelines are building as expected following the fourth quarter Irma-induced slowdown.

We continue to invest in growing our presence in many of Florida’s fastest growing and largest markets. With our recent integrations now behind us, we are focused on driving efficiencies and accelerating business in these regions. In particular, we have also seen significant growth during this year in our Tampa market, which is performing up to our expectations. Adhering to our balanced growth strategy continues to pay off, and we will make additional investments during the year to grow our commercial banking team to further tap into these markets.

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Finally, we benefit enormously by the strength and increasing diversity of Florida’s economy, which underpins our growth. Overall, looking at the investments in digitally-enabled customer acquisition and customer service, our low cost and growing deposit franchise, as well of our incredible presence in Florida, we believe Seacoast to set up for sustained profitable growth.

To close out, we entered 2018 well-positioned to achieve our Vision 2020 goals and our first quarter results bring further confidence that we are on track with potential to go even further. Our people are focused on delivering value to customers from each interaction and engagement and our balanced growth strategy continues to fuel strong financial performance. This combination is driving our view of what a successful banking model should look like, and I’m pleased with where we’re headed.

With that, I’d like to turn the call over to Chuck, who’s going to take a deeper look at our quarterly results. Chuck?

Charles Shaffer: Thank you, Denny, and thank you all for joining us this morning. As I provide my comments, I’ll reference the first quarter earnings slide deck, which can be found at seacoastbanking.com.

We’ll start this morning on Slide 5. We started the year strong and are successfully executing our strategies across all business lines. Adjusted net income grew 88% to $19.3 million, resulting in earnings of $0.40 per diluted common share on an adjusted basis. Our performance was highlighted by annualized deposit growth of 11%, expansion in the net interest margin of 9 basis points, and a record quarter for consumer and small business originations.

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Financial performance was strong with a 1.38% adjusted return on tangible assets and a 14.8% adjusted return on tangible common equity. Additionally, we ended the quarter with a tangible book value per share of $11.39, up from $11.15 at the end of 2017.

I want to take a moment and discuss our capital position. A healthy balance sheet in execution of our balanced growth strategy, coupled with tax reform have yielded strong capital generation. As we move through 2018, we’ll maintain a robust capital position for potential acquisition and organic growth opportunities. If you remove this capital earmarked for growth and adjust the tangible common equity to tangible asset ratio to a more normalized 8%, our return on tangible common equity for the quarter would have been 17.2%.

Now moving forward one slide to Slide 6, looking more deeply as a quarter, net interest income was up $1.5 million sequentially and the net interest margin was up 9 basis points from the previous quarter to 3.80%, exceeding our prior guidance of mid-3.70s. This was primarily due to better than expected growth in demand deposits, resulting in an ability to rely less on higher cost funding alternatives.

We expect the net interest margin to be in the low 3.80s through the summer and then expand to the mid-3.80s by yearend. This assumes a 25 basis point rate increase in June and another increase in December. This also assumes the cost to deposits increases approximately 4 basis points a quarter in line with our repricing beta expectations and includes approximately 20 to 22 basis points of net non-cash accretion, which will remain variable as we move forward.

The sequential increase in net interest income was primarily the result of growth in both loans and deposits and higher yields in securities and loans during the quarter. Both securities and loans benefited from increasing benchmark rates and higher add-on rates in the loan portfolio. Our average add-on rate for new loans increased 24 basis points sequentially to 4.75% and are up 50 basis points from the first quarter in the prior year. And, we remain asset sensitive and a 25-basis point increase in the Federal Funds rate results in approximately 3 to 4 basis points of improvement in net interest margin assuming a parallel shift in the yield curve.

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Moving forward one slide to Slide 7, adjusted noninterest income increased $1 million from the prior quarter and is up $2.5 million from the prior year. The sequential increase in other income was primarily the result of strong performance from our SBA program, which added a $700,000 gain on sale in the quarter. And we expect both swap-related income and gain on sale from SBA-related production to continue to improve in 2018.

The increase in interchange income resulted in a record quarter and was a result of a continued focus on spend in our debit card program, driven by our marketing and data analytics team. And the increase in wealth management fees is a result of continued focus on growing this valuable business line. We acquired an experienced team in 2016 in the Central Florida market and have grown assets under management $120 million in the last 12 months.

Moving to Slide 8, adjusted noninterest expense was up $4.3 million sequentially and up $4.8 million from the prior year. The increase was in line with prior guidance and was the result of the full impact of expected operating expenses related to our two recent acquisitions and the return of incentive accruals and seasonal 401(k) and payroll tax. The adjusted noninterest expense to average tangible asset ratio was 2.55% for the quarter, down from 2.71% in the prior year.

We’ll maintain our disciplined focus on efficiency and expense management. And looking toward the second quarter of 2018, we expected adjusted noninterest expense to be approximately $36 million to $37 million, excluding the amortization of intangible assets, which is approximately $1 million per quarter. We are planning to hire eight to ten commercial bankers spread across the remainder of this year with a focus on adding personnel to further accelerate organic growth in our expansion markets of Tampa and South Florida.

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And finally, we recorded a $5.8 million income tax provision in the quarter, which includes a $300,000 charge for the write-down of the deferred tax asset. From a measurement period adjustment on a prior year bank acquisition, this write-down increased the first quarter’s effective tax rate by 1.1%. And looking ahead, we expect our effective tax rate to be approximately 23.2% over the remainder of 2018.

Moving to Slide 9, our adjusted efficiency ratio increased sequentially to 57.1% during the quarter. This increase is in line with our expectations and was primarily due to the seasonal impact of a return to 401(k) and payroll tax accruals and the addition of a return of compensation-related accruals.

As a reminder, last quarter’s adjusted efficiency ratio benefited from a one-time adjustment to performance compensation. And if this had been removed, we would have ended the year with an adjusted efficiency ratio of approximately 55%. We reaffirm our 2018 target to exit the year with an adjusted efficiency ratio in the low 50s. This outcome will be the result of continued progress in creating positive operating leverage by investing in growth-oriented revenue, while managing out unproductive expenses.

Turning to Slide 10, loan outstandings increased $80 million during the quarter, or 8% on an annualized basis. Excluding the loans included in last year’s results from our bank acquisitions, organic loan outstandings grew 9% from the prior year. And looking forward, we expect loan production to continue to reflect the underpinnings of a strong Florida economy supported by the Tax Cuts and Jobs Act and continued customer receptivity to our relationship and convenience-based approach to helping meet their needs.

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Loan production for the seasonally slow first quarter was in line with our expectations, and healthy pipelines have all grown sequentially and continue to grow since quarter-end. We continue to invest prudently in our business in terms of bankers and technology to support growth. This traction supports our target for annualized loan growth in low double-digits and a loan yield to increase 12 to 14 basis points, which again assumes two 25 basis point rate increases in June and December. This includes non-cash accretion, which will remain variable as we move forward.

Turning to Slide 11, deposits outstandings grew $127 million quarter-over-quarter and were up $1 billion from the prior year. Excluding the impact of acquired deposits, total deposits increased 5% year-over-year. Demand deposit growth of 25% on an annualized basis helped drive strong first quarter results and is evidence that our focus on C&I relationships is paying dividends. Rates paid on deposits increased 4 basis points to 33 basis points quarter-over-quarter in line with prior guidance and our beta expectations.

Looking ahead, we expect the year-over-year deposit growth of approximately 6%, and expect deposit competition to continue to become more aggressive. We believe we’re well-positioned to manage funding costs with a lower loan-to-deposit ratio and a value proposition that’s resonating with customers.

Turning to Slide 12, credit quality continues to be strong, benefiting from rigorous credit selections that emphasizes through the cycle orientation and builds on customer relationships and well-understood known markets and sectors, as well as maintaining diversity of loan mix and granularity. The overall allowance to total loans was up 1 basis point to 72 basis points at quarter-end. And the non-acquired loan portfolio, the ALLL ended the quarter at 90 basis points of loan outstandings flat with the prior quarter. Our allowance for loans to nonperforming, non-acquired loans during the first quarter was 218%, compared to 210% in the prior quarter.

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Nonperforming loans continue to be nominal totaling only $19.3 million. And net charge-offs were near zero for the quarter. We expect credit losses to remain benign supported by the strength of the US and Florida economic environment in combination with tax reform. However, over time, we expect credit losses to return to more normalized levels. And for our 2018, we continue to forecast near-term net charge-offs to be between 5 and 10 basis points. The provision for loan losses will continue to be influenced by loan growth.

And turning to Slide 13, our capital position remains strong. Common equity Tier 1 capital ratio was 12.7%, total risk-based capital ratio was 15%, and the Tier 1 leverage ratio was 10.7% on March 31, 2018. The tangible common equity to tangible asset ratio was 9.3% at quarter-end, providing capital for additional growth in 2018.

And to wrap up on Slide 14, our strong financial performance coupled with continued smart investments in some of Florida’s top MSAs has made for an outstanding start to 2018. We expect the momentum to continue giving us a strong tailwind for sustained profitable growth and are confident we remain on track to meet our Vision 2020 targets we laid out in 2017.

And as a reminder, our targets are return on tangible assets of 1.30% plus, a return on tangible common equity of 16% plus and an efficiency ratio below 50%. We look forward to your questions.

I’ll now turn the call back over to Denny.

Dennis Hudson: Thank you, Chuck. And, operator, we’d be delighted to take a few questions.

Operator: [Operator instructions]. Our first question is from David Feaster of Raymond James. Please go ahead.

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David Feaster: I’d like to start on the NIM. The NIM expansion was pretty impressive, better than guidance, especially when considering the lower level accretion. So it looks like, by my math, your core NIM expanded about 11 basis points. Guidance for the next rate hikes, still in that 3 to 4, I guess, obviously, accretion lumpy. But what’s baked into the assumptions that we’re going to get 3 to 4 basis points versus that 11 basis points? Was there something unique in the quarter that drove that?

Charles Shaffer: Sure. Yes, I’ll jump in there, David. We had really strong deposit growth in the quarter, and our guidance is 6%, deposit growth looking forward. Deposit growth on an annualized basis in the current quarter was 11%. So, we’re kind of forecasting that 6%. The excess growth there was really around the strong demand deposit growth we got in the quarter.

And so looking forward, we enter the summer season here as we move through Florida and so to expect the demand deposit growth to support continued NIM expansion during that period, I think, would be a little less than conservative. But as we move through the summer, probably low 3.80s for NIM and then moving into latter part of the year mid-3.80s as we see potential rate hike on the back half of the year.

David Feaster: And then on expenses, I appreciate the guidance of $36 million to $37 million in the second quarter. We talked in the last quarter about another $4.5 million that you talked about in the second half of the year to invest. Is that still the plan? And so I guess, in 3Q, 4Q, we should be kind of targeting that $38 million to $39 million, and maybe what are your plans for that $4.5 million, if you guys have gotten that far?

Charles Shaffer: Yes. We still have that $4.5 million baked in. But I think, some of that happened here in the first quarter and will continue to happen more spread evenly through the year. Part of that is the bankers we’re focused on hiring around with some other talent in the organization. I think, as you look through the remainder of the year that $36 million to $37 million, as a reminder, that excludes the amortization of intangibles, it’s probably still relevant for the second and third quarter and maybe slightly higher in the fourth quarter for expenses. So that’s the guidance I’d provide.

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David Feaster: And then last one for me, your pipelines have rebuilt across the board after the hurricane, still modestly below what you saw in the middle of 2017 before the two deals closed. Could you just talk about what you’re seeing in terms of loan demand, where strength is? Obviously, the consumer and small business has done well, I think, which is a testament to your data analytics. And maybe just what you’re seeing on the commercial front and whether tax reform has actually started to translate into loan growth or if it’s still just optimism at this point.

Charles Cross: It’s Chuck Cross, I’ll field that question. First, the first quarter is generally slower quarter for production for us. And that’s the way we budget and set up our objectives, and we always see things ramp up in Q2. Second, we’ve chosen not to chase some of the commercial real estate opportunities out there. We’ve shied away because pricing is just not reaching our risk return levels that we want to achieve.

We do believe tax reform is going to improve conditions for C&I and operating companies later this year. And we fully believe that we’ll return to the lower teen loan growth. You can see that all of our pipelines grew in the first quarter, but I can tell you they’ve grown even more since March 31. So we think that we’ll reach that lower teen loan growth level for the rest of the year.

Charles Shaffer: Yes, and just to tag on there with Chuck, we’re right about where we expected to be, David. So right on where our plan was for the year and continue to see great forward progress.

David Feaster: Do you think any of that is from tax reform, or is this just normal loan growth?

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Charles Shaffer: I think it’s probably a little too early to tell, David. We’ll see how things transpire as we move through the year but anything we would provide would be very anecdotal at this point.

Operator: Our next question is from Stephen Scouten of Sandler O’Neill. Please go ahead.

Peter: It’s actually Peter on for Stephen. Just maybe a follow-up on the NIM here. I appreciate all the guidance. It seems to make sense. I just wanted to get your thoughts on deposit pricing pressures. Are you seeing an incremental acceleration here in deposit betas in the second half, or has there been a meaningful change over the last, I guess, three months in terms of competition and sort of deposit pricing pressures?

Charles Shaffer: Yes, this is what I’d say. There’s certainly more deposit pricing pressure out there. The first quarter was kind of the first time we’ve seen some of the regional and larger banks competing on price. So, as you know, it’s definitely gotten more aggressive. I think, we’re well-positioned to manage those funding costs with a loan deposit ratio in the 84-ish.

So, we can be more selective around our guidance. It’s sort of a 3 to 4 basis point increase in overall cost of deposits for us over the short-term and what I mean by that over the next three to four quarters. As you move out into 2019 and plus, you certainly would believe that betas will accelerate. It’s certainly not a linear approach as we move forward, but it’s definitely gotten more aggressive.

Dennis Hudson: And I would just say, I think, a key thing to think about here is the strategy we’ve been executing, particularly over the last 24 months, much greater focus on small business, which brings with it C&I and importantly, brings with it deposit funding. And so when we focus our strategy on the comprehensive total relationship of a customer, particularly a small business customer, continued growth in consumer, we get with that very, very nice deposit growth as you saw in the first quarter.

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So, I think, a key element here in the environment that we see ahead, particularly the rate environment, is making certain that our strategy maps forward with the kind of earnings growth that we think we can produce. So it’s been, I think, a key point for Seacoast is watch the strategy and it’s going to keep us in, I think, pretty darn good shape.

Peter: Maybe just one in terms of your strategic outlook here over the next, call it, 6 to 12 months. It sounds like you guys have some hiring plans here in the second half. And I know you guys are kind of fully integrated—the deals are fully integrated at this point. I think, your previous comments have kind of leaned towards more organic growth here in the next, at least, in the second half of 2018. Has any of that changed? Are you seeing any pricing difference in the M&A side that would make you kind of maybe look to gear up there, again?

Dennis Hudson: We’re still active. And on the M&A front, there’s still lots of opportunities in Florida. We have a number of conversations underway and we’ll just have to see how those go. We are maintaining and have maintained a real tight focus around some of the metrics that we need to deliver to shareholders. When we do consider M&A, and I would say even fairly recently had to kind of leave an opportunity as we weren’t hitting our hurdle rates. And so we maintain that strong focus on the right kind of returns but we do see more opportunity out there over the balance of the year. We’ll just have to see how it all comes together.

So, again, as we’ve said many times, we lead with organic growth. If we can’t produce organic growth, we shouldn’t be in the business. And we supplement that with the right kind of M&A that really fits with our strategy and meets the kind of returns that our shareholders demand. So you put all of that together and you see here at Seacoast, we’ve had a very nice run in terms of growth in tangible book value kind of consistently over the past many quarters. And, I think, it really creates tremendous value for shareholders out over the medium and long-term.

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Operator: Our next question is from Steve Moss of B. Riley FBR. Please go ahead.

Zach Weiss: This is actually Zach Weiss filling in for Steve today. Thanks for taking the time for questions. So first of all just a housekeeping item, in the press release, the $470,000 merger cost, I was just curious how we should think about allocating that amongst the different noninterest expense line items, if you’re willing to provide that information.

Charles Shaffer: Yes, I have it. Let me just pull it out real quick.

Zach Weiss: Great. Thank you.

Charles Shaffer: Yes. So, you know what I’ll do, just to make it easy for you, I’ll e-mail it to you after the call and I’ll get it to you here shortly. I have it available and I’ll just send it you that way you can drop it in.

Zach Weiss: And then on the asset management business or wealth management, nice to see the AUM growth there. I was just curious what capacity you guys had in terms of assets under management just to get a sense of incremental margin as you bring in more.

Dennis Hudson: Yes. I think, we have a fair amount of capacity. That’s something we’ve recently talked about. I think we can continue that kind of run rate out over the next year for sure without really adding to overhead. So, we’re looking to continue to improve operating leverage in that business out over the next 12 to 18 months and we think we have a really solid team in place. I just want to compliment the team, they had tremendous growth over this last year and they’ve got tremendous momentum as we look forward.

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Charles Shaffer: Yes, we’re off to a great start this year. Pipeline is extremely strong, super high-quality clients and that continues to get real momentum.

Dennis Hudson: And out over the next year, it’s another part of the—some of our investments that we’re making on the technology side will be, I think, doing a better job of connecting our mass-affluent and other favors, if you will, throughout the franchise to some of the investment products that we can deliver through some of our digital platforms. So that continues to be exciting for us as we look forward.

Zach Weiss: And if I could maybe just ask a question and dive deeper into that. Are the strategies that you offer your clients are they more tilted between passive or active management, or does it just kind of mix? And just kind of curious since we’re in a more volatile equity market environment here.

Dennis Hudson: Yes, I would say, it’s more active. But as you can appreciate, most of our customers when you look at their investment objectives and investment horizons tend to be fairly conservative. Having said that, we’ve consistently over many years in our investment area beat indexes over time.

So we’ve had a very nice track record. But most of our growth, I would say, comes through the relationships that we’ve developed on the commercial, small business, and consumer front across the franchise. And again, with a lot of the analytics work we’ve done, we’ve been able to connect more deeply with the right kind of customers and get them with the right people in the organization, and it’s proven to be very effective.

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Zach Weiss: And one last question, if you don’t mind. So the migration of some of your operations to Orlando last year, I was just curious how we’re seeing that flow through in the noninterest expense line items. I guess, which ones it might be impacting the most.

Charles Shaffer: Yes, the big move we saw there last—and it’s all baked in at this point so there’s no additional expenses to come. But we moved our call center up to Orlando as we expanded our call center. And what we see is customers demanding more convenience, both in the terms of mobile, retail locations and a 24/7, 365-day a year call center. So the big move up to Orlando is moving the call center up there; that’s now fully stood up, fully staffed.

We’ve made some investments in technology to allow the team to work more efficiently, as well as provide more opportunities to the team to add value to our customers in those inbound calls. So it’s been an investment, but it’s fully baked in our noninterest expense.

Dennis Hudson: What’s exciting is all the investments are pretty well there. But we’re looking to see more revenue growth coming out of the call center, 24/7 call center doing more consumer lending and small business lending than ever before with that group. And we look for that to be in the context, of the next couple of years, a key part of how we bring down some of our legacy cost structure as we continue to serve our customers’ needs in other ways.

Operator: [Operator instructions]. Our next question is from Michael Young of SunTrust. Please go ahead.

Michael Young: Following up, Chuck, on your comments on the capital base and kind of where your returns would be on a more normalized level, could you just remind us kind of what your gating factors are, what you kind of manage to from a capital perspective on a minimal level? And then also do you expect to kind of grow into the capital that you’re creating now or with the tax cut kind of as you’re seeing that starting to flow through, do you think there might be some opportunities to return some capital?

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Charles Shaffer: I think the way we’re thinking about it, if you sort of assume a more normalized TCE to TA ratio of 8%, that’s probably about where we’d be comfortable. I think, the capital above that we’re carrying is really robust capital for growth, so both organic growth and M&A. As we move through this year, we want to watch and see how the M&A landscape sort of unfolds and keep that capital ready for that as opportunities come our way. And as we get towards the end of this year, we’ll start to think about what capital looks like in 2019 and beyond. But right now, we want to keep the capital available for growth.

Dennis Hudson: And it’s in response to what we see as tremendous opportunity on both those growth fronts, and so, stay tuned.

Michael Young: And then just on the hiring plans, it sounded like those are mostly kind of small to middle market kind of business lending people. Any specific focuses though maybe within kind of the hiring plans on SBA, or any of the fee businesses, etc.?

Charles Shaffer: Yes, I mean, I think, it’s focusing exactly on the businesses we’re best at, which is business banking. In the business banking and small business banking space that’s where we’re focused and that’s where we’re hiring and it’s primarily market expansion opportunity.

So as we’ve gone over into Tampa, there’s a great market, great opportunities for organic growth so finding good talent in that market, as well as, as we’ve expanded into Palm Beach County building out our team down there. But similar bankers like we’ve hired in the past focus on similar markets and similar opportunities.

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Dennis Hudson: I would just reiterate that we’re focused on some of the metro areas, Tampa, Orlando, South Florida, Palm Beach County. We’re hiring in those markets. We’re looking for great lenders and hopefully, a few of them are listening to us today and they can give us a call.

Michael Young: And one last one just on the fee income side, Chuck. Are you guys trying to hit a certain target of fees to assets or something that we should kind of be thinking about over the medium to longer-term? Obviously, with the growth in SBA and wealth and debit card, you’re getting some pretty decent growth there, so just kind of curious what your outlook is.

Charles Shaffer: Sure. Yes, we haven’t put out sort of a target of noninterest income to assets or anything like that. But certainly, that’s a big focus for us. We do expect that to continue to grow through the year. I would tell you that, as we grow customers, kind of walking down the line items, we continue to expect both debit interchange income to grow, both from a combination of using analytics to drive spend. And just new household growth, as Denny mentioned, March is our record quarter for bringing in new relationships to the organization.

So that helps drive both service charges and the debit card interchange. We do expect wealth to continue to grow as we move forward. We’ve got good pipelines there; that’s a continued focus of the business. We continue to make investments there to just to have the team have success and continued focus on growing out SBA and some of the swap-related fee income. So what I’d tell you, we do expect to continue to growth throughout the year and continue better performance as we move forward.

Operator: I will now turn the call back over to Mr. Dennis Hudson for closing remarks.

Dennis Hudson: Well, thank you, everybody, for attending our call this morning. We look forward to speaking with you next quarter and plan to present equally great information next quarter. Thanks for attending.

Operator: Thank you, and thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.